Exhibit 99.3

NEWS RELEASE
CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (Ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES CEO SUCCESSION PLAN

DENVER, CO, April 25, 2005 — AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small to medium size office tenants, announced today that Charles Knight, the current President and Chief Operating Officer and a Director of the Company, will become the Chief Executive Officer of the Company on May 1, 2005.

William Atkins, a large shareholder of the Company, has informed the Company’s Board of Directors that he will resign as CEO of the Company on April 30, 2005. Mr. Atkins will remain Chairman of the Board of the Company.  Mr. Atkins stated: “This transition has been in the planning for more than two years.  I have worked closely with Charlie Knight for the last seven years and know the Company goes forward in very capable hands.  Although the Company is experiencing some growing pains, its foundation remains solid and its strategy sound.  With this change, AmeriVest is well positioned for the future.”

Mr. Atkins also stated that he did not expect the change in leadership to have a negative impact on the Company’s business or operations or its relationship with its customers and employees. “My focus has always been and will continue to be on developing and enhancing the Company’s core small tenant strategy.  Charlie Knight and other members of our senior management team have been heavily involved in the day-to-day management and operations of the Company for many years, which is why I am confident that this will be a smooth transition.”

Mr. Knight, 47, has been an officer and a director of the Company since December 1999, and has been President and Chief Operating Officer since October 2000.  Previously, Mr. Knight served as Vice President and a member of Sheridan Development, LLC, Vice President of Public Storage Inc., a publicly-traded REIT, and Vice President and General Counsel of Cardis Corporation, a publicly-traded automotive parts distributor.  Mr. Knight holds a BA from the University of California at Santa Barbara and a JD and MBA from the University of California at Los Angeles.  He is married with two children and resides in Englewood, Colorado.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessTM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.